TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

     THIS AGREEMENT is made as of April 10, 2015, between Walthausen Funds (the “Trust”), an Ohio business trust having its principal place of business at 9 Executive Park Drive, Suite B, Clifton Park, NY 12065, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, the Trust desires that Ultimus provide certain transfer agent and shareholder services for each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as a “Fund” and collectively as the “Funds”); and

     WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. RETENTION OF ULTIMUS

     The Trust hereby retains Ultimus to act as the transfer agent of the Trust on behalf of each Fund listed on Schedule A and to furnish the Trust, on behalf of each Fund, with the transfer agent and shareholder services as set forth below (the “Services”). Ultimus hereby accepts such employment to perform such duties.

     (a) Shareholder Transactions

(i)	Process shareholder purchase and redemption orders in accordance with conditions set forth in the Trust’s registration statement;

(ii)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions;

(iii)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(iv)	Issue periodic statements for shareholders;

(v)	Process transfers, exchanges, withdrawals and rollovers for taxable and non- taxable accounts, as applicable;

(vi)	Act as a service agent and process dividend payments, including the purchase of new shares, through dividend reimbursement;

(vii)	Record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

(viii)	Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

(ix)	Provide cost basis reporting for shareholders; and

(x)	Administer and/or perform all other customary services of a transfer agent.

(b) Shareholder Information Services

(i)	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(ii)	Produce detailed history of transactions through duplicate or special order statements upon request.

(iii)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

(iv)	Respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

(c) Compliance Reporting

(i)	Provide reports to the U.S. Securities and Exchange Commission (the “SEC”) and the states in which the Funds are registered.

(ii)	Prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains.

(iii)	Issue tax withholding reports to the Internal Revenue Service.

(d) Dealer/Load Processing (if applicable)

(i)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(ii)	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(iii)	Calculate fees due under Rule 12b-1 plans for distribution and marketing expenses.

(iv)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

     (e) Shareholder Account Maintenance

(i)	Maintain all shareholder records for each account in each Fund.

(ii)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(iii)	Record shareholder account information changes.

(iv)	Maintain account documentation files for each shareholder.

     Ultimus shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties; provided, however that the Trust may retain third parties to perform such other services. Such services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies and proxy statements, for all of which the Trust will pay Ultimus’ out-of-pocket expenses, as provided in Section 4 hereof.

2. SUBCONTRACTING

     Ultimus may, at its expense and, upon written approval by the Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 8 hereof, for all acts of such subcontractor as if such acts were its own.

3. COMPENSATION OF ULTIMUS

     The Trust, on behalf of each Fund, shall pay for the services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, Schedule B attached hereto, as such Schedule may be amended from time to time. Such compensation shall be calculated and accrued daily, and paid to Ultimus monthly. Payment to Ultimus under this Agreement shall begin on the first business day following the end of the calendar month, in which the Trust (for Trust-level expenses) or a Fund (for per Fund expenses) begins receiving the Services from Ultimus.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus’ compensation for the preceding month shall be made promptly.

     In the event that the SEC, Financial Industry Regulatory Authority, Inc., or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements.

4. REIMBURSEMENT OF EXPENSES

     In addition to paying Ultimus the fees described in Schedule B attached hereto, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

(a)	All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to and from the Trust;

(b)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser, custodian or independent registered public accounting firm, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, dealers or others as required for Ultimus to perform the services to be provided hereunder;

(c)	The cost of printing and generating confirmations, statements and other documents and the cost of mailing such documents to shareholders and others;

(d)	All expenses incurred in connection with any licenses of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust;

(e)	Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

(f)	A reasonable allocation of the costs associated with the preparation of Service Organization Control 1 Reports (“SOC 1 Reports”); and

(g)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5. ALLOCATION OF CHARGES AND EXPENSES

     Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation, if any, of officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

     The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 5, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration and/or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

6. EFFECTIVE DATE

     This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Effective Date”).

7. TERM OF THIS AGREEMENT

     The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years from the date first written above (“Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Renewal Term”).

     This Agreement may be terminated by either party, with respect to any Fund, without penalty (i) by providing written notice of non-renewal to the other party at least 60 days prior to the end of the Initial Term or any subsequent Renewal Term; (ii) by mutual agreement of the parties; or (iii) for the reasons listed below.

     During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may terminate the Agreement against the other party (the “Non-Terminating Party”) with respect to any Fund for good cause. For purposes of this Agreement, “good cause” shall mean: (i) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily Ultimus’ obligations hereunder, provided that the Terminating Party provides written notice of the failures and gives the Non-Terminating Party 30 days to cure the failures; (iii) the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position; (iv) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (v) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

     If a Trust or Fund demands services that are reasonably beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope Services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

     Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Following any such termination, Ultimus agrees to cooperate with any reasonable request of the Trust to effect a prompt transition to a new administrative service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in Schedule B, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

     Any termination other than termination under this Section 7 is deemed an “Early Termination”. A party that provides a notice of Early Termination is subject to an “Early Termination Fee” equal to the pro rated fee amount left in the then-current term as calculated in this Agreement and the Schedules thereto. However, the “Early Termination Fee” shall not apply to any Fund that is liquidated, replaces its investment adviser, which has net assets of less than $20 million, or is a new Fund that goes effective after the date of this Agreement. Finally, failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

8. STANDARD OF CARE AND LIMITATION OF LIABILITY

     The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall use its best efforts in the performance of its duties hereunder and act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus’ willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 8, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

     Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses incurred beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; (ii) Ultimus shall not be liable for the validity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes); and (iii) Ultimus shall not be liable for losses incurred while operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services.

     Ultimus may apply to the Trust at any time for instructions and may consult with its own counsel or with counsel for the Trust or the Trust’s independent trustees and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

     Notice is hereby given that the Trust’s Declaration of Trust is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations. Without limiting the foregoing, to the extent that Ultimus is engaged to provide services hereunder attributable only to a particular Fund or group of Funds, Ultimus shall look only to the assets of that particular Fund or Funds, as applicable, to satisfy any liability arising in connection therewith, and no other Fund shall incur any liability or obligation in connection therewith.

9. INDEMNIFICATION OF TRUST

     Ultimus agrees to indemnify and hold harmless the Trust, and each person who has been, is or may hereafter be a Trustee or officer of the Trust, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of the failure of Ultimus, or its directors, officers or employees, to exercise the standard of care set forth with respect to its services under this Agreement.

     The Trust or a Fund shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of the Trust’s or the Fund’s own willful misfeasance, bad faith or gross negligence. The provisions of this Section 9 shall survive termination of this Agreement.

10. INDEMNIFICATION OF ULTIMUS

     The Trust, on behalf of each Fund, agrees to indemnify and hold harmless Ultimus from and against any and all Losses arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust or any Fund, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse Ultimus under this Section 10 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

     Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 10, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.) The provisions of this Section 10 shall survive termination of this Agreement.

11. RECORD RETENTION AND CONFIDENTIALITY

     Ultimus shall keep and maintain on behalf of the Trust all books and records which the Trust and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus further agrees that all such books and records shall be the property of the Trust and Fund and agrees to surrender such records upon request from it, and to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process. If Ultimus is requested or required to disclose any confidential information supplied to it by the Trust, Ultimus shall, unless prohibited by law, promptly notify the Trust of such request(s) so that the Trust may seek an appropriate protective order.

     Nonpublic personal shareholder information shall remain the sole property of the Trust or Fund. Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law. The provisions of this Section 11 shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

12. FORCE MAJEURE

     Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

13. RIGHTS OF OWNERSHIP; RETURN OF RECORDS

     All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain Ultimus’ files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be (1) copied and made available to the Trust by Ultimus as soon as reasonably practical, and (2) retained by Ultimus for six years from December 31 of the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

14. REPRESENTATIONS OF THE TRUST

     The Trust certifies to Ultimus that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Ultimus further represents that it will inform the Trust immediately in the event there is a material adverse change in its financial condition.

15. REPRESENTATIONS OF ULTIMUS

     Ultimus represents and warrants that: (1) it will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Trust, take reasonable steps to minimize service interruptions (Ultimus shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures), (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement, and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

16. INSURANCE

     Ultimus agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary for the services provided hereunder. Upon request, Ultimus shall furnish the Trust with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

17.	INFORMATION TO BE FURNISHED BY THE TRUST

The Trust has furnished to Ultimus the following:

	(a)	Copies of the Agreement and Declaration of Trust (the “Declaration of Trust”) and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

	(b)	Copies of the following documents:

(i) The Trust’s Bylaws and any amendments thereto; and

(ii) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder.

	(c)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

	(d)	Copies of the Prospectus and Statement of Additional Information for each Fund.

18. PRESS RELEASE

     Within the first 120 days of this Agreement’s Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Trust.

19. AMENDMENTS TO AGREEMENT

     This Agreement or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances.

20. COMPLIANCE WITH LAW

     Except for the obligations of Ultimus otherwise set forth herein, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

21. NOTICES

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust at Walthausen Funds, 9 Executive Park Drive, Suite B, Clifton Park, NY 12065, Attn: John B. Walthausen; and if to Ultimus Fund Solutions, LLC, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

22. ASSIGNMENT

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party; provided however, that the terms and provisions of this Agreement shall become automatically applicable to any investment company which is the successor to the Trust or Fund as a result of its reorganization, recapitalization or change of domicile, unless the contract has otherwise been terminated in accordance with Section 7of this Agreement, and that Ultimus may, to the extent permitted by law, in its sole discretion and upon prior notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business; provided that no sooner than 90 days after the assignment, the Trust can terminate the assigned Agreement, without penalty, for any reason. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

23. GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

24. MULTIPLE ORIGINALS

     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Signatures are located on the next page.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

	WALTHAUSEN FUNDS		ULTIMUS FUND SOLUTIONS, LLC
By:	/s/ Mark Hodge	By:	/s/ Gary Tenkman

Name:	Mark Hodge	Name:	Gary Tenkman

Title:	Managing Director	Title:	Managing Director

SCHEDULE A To the Transfer Agent and Shareholder Services Agreement Between Walthausen Funds and Ultimus Fund Solutions, LLC

Series of Walthausen Funds (each a “Fund”)

Walthausen Select Value Fund

Walthausen Small Cap Value Fund

SCHEDULE B To the Transfer Agent and Shareholder Services Agreement Between Walthuasen Funds and Ultimus Fund Solutions, LLC

FEES AND EXPENSES

1. FEES:

Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Annual Fee

Base annual fee	$15,000	per fund (first class)
Base annual fee	$3,000	for each additional share class
Plus	$12.00	per open account
	0.00	per closed account

2. IRA MAINTENANCE FEES:

Ultimus charges a $15.00 annual maintenance fee for each IRA account held in a Fund.

3. OPTIONAL WEB ACCESS:

For Web Inquiry access and transaction processing, Ultimus charges each Fund an annual fee of $3,600 and a one-time set up fee of $1,000 for this service.

4. OUT-OF-POCKET EXPENSES:

In addition to the above fees and the reimbursable expenses set forth in Section 4 of this Agreement, the Trust will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.